Contact:	Ray Harlin
Chief Financial Officer
423-510-3323

U.S. XPRESS ENTERPRISES, INC. REPORTS FIRST QUARTER RESULTS

Increase in First Quarter Revenue and Net Income

CHATTANOOGA, Tenn. (April 24, 2006) - U.S. Xpress Enterprises, Inc. (NASDAQ/NM: XPRSA) announced operating revenue and earnings for the first quarter ended March 31, 2006.

Revenue for the first quarter of 2006 increased 11.4% to $299.7 million compared with $269.1 million in the first quarter of 2005. The Company reported net income for the first quarter of $734,000, or $0.05 per diluted share, compared with a net loss of $2.1 million, or $0.13 per diluted share, in the prior-year period.

On February 28, 2006, the Company acquired additional equity in both Arnold Transportation and Total

Transportation, increasing its ownership interest in each to 80% from 49%. Accordingly, the financial results from February 28, 2006, through March 31, 2006, of Arnold and Total are included in the Company’s consolidated financial statements. Consolidated revenue and operating income for the 2006 first quarter includes $33.0 million of revenue and $1.8 million in operating income of Arnold and Total for the period from February 28, 2006 through March 31, 2006.

During the quarter, truckload revenue, excluding the effect of fuel surcharges, increased 12.2% to $241.3 million from $215.1 million a year ago. The increase in truckload revenue was driven by the addition of Arnold and Total and a 4.2% increase in rate per loaded mile offset by a 1.6% reduction in revenue miles per tractor and a reduction in expedited rail revenue. Truckload operating income for the quarter increased by 141.2% to $4.4 million in the 2006 quarter from $1.8 million in the 2005 quarter.

Revenue of Xpress Global Systems declined to $22.4 million in the quarter compared with $41.0 million in the comparable 2005 quarter due primarily to the sale and exit from the airport-to-airport business in the second quarter of 2005. Xpress Global Systems’ operating income for the quarter was $369,000 compared with a $3.5 million operating loss in the prior-year quarter.

Co-Chairman, Patrick Quinn, stated, "During the first quarter, we achieved improved operating results in each of our business segments. Although we faced a slightly weaker truckload freight environment than expected, especially along the west coast, we achieved improvements in operating income in our truckload segment through increased pricing and from the contributions of Arnold and Total. We had originally expected Xpress Global Systems to return to profitability after the first quarter, but management of Xpress Global achieved this goal sooner by successfully implementing a new rating and yield management program, reducing overhead costs and improving productivity.

"We continue to be optimistic about the balance of the year. Freight demand improved in March and to date in April after a relatively weak first two months of 2006. We are working on new business opportunities to enhance the results of our over-the-road and regional solo fleet while continuing to focus on growth of our dedicated, expedited truck, and expedited rail services. Further, we are implementing cost and operating synergies between U.S. Xpress, Arnold and Total, consistent with our stated strategy that Arnold and Total will continue to be separately managed by their existing management teams. Although the recent run up in fuel prices is a concern, our fuel surcharge program is more efficient than a year ago and has helped to mitigate much of the impact. The availability of qualified drivers is still a significant issue in terms of seating tractors, but in turn we expect it to continue to constrain capacity growth within the truckload industry. We believe that the balance of the year will bring further improvements in results at Xpress Global given that overall freight demand in the floor covering industry is typically relatively soft in the first quarter."

-MORE-

XPRSA Reports First Quarter Results

April 24, 2006

               During the quarter, the Company amended its line of credit facility and securitization facility. The revolving line of credit was increased by $30 million to $130 million with the maturity date extended to March 31, 2011. The securitization facility was amended to incorporate the receivables of Arnold and Total and was increased by $40 million to $140 million.

U.S. Xpress Enterprises will host a conference call to discuss first quarter results on April 25, 2006, at 2:00 p.m. EDT. The number to call for this interactive teleconference is (913) 981-5535. A replay of the conference call will be available through May 2, 2006, by dialing (719) 457-0820 and entering the confirmation number, 8574113.

The live broadcast of U.S. Xpress Enterprises' quarterly conference call will be available online at the Company's website, www.usxpress.com, as well as http://www.videonewswire.com/event.asp?id=33441 on April 25, 2006, beginning at 2:00 p.m. EDT. The online replay will follow shortly after the call and continue through May 25, 2006.

U.S. Xpress Enterprises, Inc. is the fifth largest publicly owned truckload carrier in the United States, measured by revenue.  The Company provides dedicated, regional, and expedited team truckload services throughout North America, with regional capabilities in the West, Midwest, and Southeastern United States.  The Company is one of the largest providers of expedited and time-definite services in the truckload industry and is a leader in providing expedited intermodal rail services.  Xpress Global Systems, Inc., a wholly owned subsidiary, is a provider of transportation, warehousing, and distribution services to the floor covering industry.  The Company participates in logistics services through its joint ownership of Transplace, an Internet-based global transportation logistics company.  Additionally, U.S. Xpress has an 80% ownership interest in Arnold Transportation Services, Inc., which provides regional, dedicated, and medium length-of-haul services with a fleet of approximately 1,500 trucks, and Total Transportation of Mississippi and affiliated companies, a truckload carrier that provides medium length of haul and dedicated dry-van service with a fleet of approximately 500 trucks primarily in the Eastern United States. Please visit the Company's website at www.usxpress.com.

This press release contains certain statements that may be considered "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance. In this press release, these statements include, without limitation, statements relating to anticipated freight demand and tractor capacity; improving freight mix; improving the performance of truckload operations and Xpress Global Systems; and adding new business and improvements in results of operations. The following factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements: the risk that we will be unable to obtain the level of rate increases and improvement in freight mix that we expect regardless of increased freight volumes; the risk that our perception of industry fundamentals is incorrect and an improvement in freight volumes and pricing does not occur; the risk that the actions we have taken to increase margins and reduce costs in our Xpress Global segment will not be effective; further increases in the compensation of or difficulty in attracting and retaining qualified drivers and independent contractors; further fluctuations in the price or availability of diesel fuel or in surcharge collection; recessionary economic cycles and downturns in customers' business cycles; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; strikes, work slow downs, or work stoppages at our facilities or at customers, ports, or other shipping related facilities; increases in interest rates, fuel taxes, tolls, and license and registration fees; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims; increased insurance premiums; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; adverse changes in claims experience and loss development factors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to execute our business strategy; our ability to grow our revenue at historical rates; the loss of one of our senior officers; our ability to finance revenue equipment purchases and other capital requirements, and to do so on acceptable terms; the risk that our substantial indebtedness and operating lease obligations could adversely impact our ability to respond to changes in our industry or business, or that we could be unable to comply with the restrictive and financial covenants contained therein; the risk that railroad service instability could increase our costs and reduce our ability to offer expedited intermodal rail service; the risk of adverse results at Arnold Transportation or Total Transportation of Mississippi that are included in our results; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the number of shares repurchased, if any; and the effects of repurchasing the shares on debt, equity, and liquidity; Readers should review and consider these factors along with our various disclosures in filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

-MORE-

U.S. XPRESS ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended
	March 31
	2006	2005
Operating Revenue:
Revenue, before fuel surcharge	$262,466	$248,506
Fuel surcharge	37,244	20,638
Total operating revenue	299,710	269,144

Operating Expenses:
Salaries, wages and benefits	102,854	95,308
Fuel and fuel taxes	66,337	47,369
Vehicle rents	18,398	17,456
Depreciation and amortization, net of gain on sale	11,875	11,336
Purchased transportation	46,599	51,672
Operating expense and supplies	19,235	19,533
Insurance premiums and claims	13,268	10,582
Operating taxes and licenses	3,663	3,264
Communications and utilities	2,872	2,997
General and other operating	9,852	11,265
Total operating expenses	294,953	270,782

Income from Operations	4,757	(1,638)

Interest Expense, net	3,098	2,028
Early extinguishment of debt	-	201
Equity in loss of affiliated companies	217	-
	3,315	2,229

Income Before Income Taxes and Minority Interest	1,442	(3,867)

Income Tax Provision	569	(1,740)

Minority Interest	139	-

Net Income	$734	$(2,127)

Earnings Per Share - basic	$0.05	$(0.13)
Weighted average shares - basic	15,325	16,247
Earnings Per Share - diluted	$0.05	$(0.13)
Weighted average shares - diluted	15,511	16,247

-MORE-

XPRSA Reports First Quarter Results

April 24, 2006

U.S. XPRESS ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
Operating Revenue	100.0%	100.0%

Operating Expenses:
Salaries, wages and benefits	39.2	38.4
Fuel and fuel taxes	11.1	10.8
Vehicle rents	7.0	7.0
Depreciation and amortization, net of gain on sale	4.5	4.6
Purchased transportation	17.8	20.8
Operating expense and supplies	7.3	7.9
Insurance premiums and claims	5.1	4.3
Operating taxes and licenses	1.4	1.3
Communications and utilities	1.1	1.2
General and other operating	3.7	4.5
Total operating expenses	98.2	100.8

Income from Operations	1.8	(0.8)

Interest Expense, net	1.2	0.8
Early extinguishment of debt	0.0	0.0
Equity in loss of affiliated companies	0.1	0.0
	1.3	0.8

Income Before Income Taxes and Minority Interest	0.5	(1.6)

Income Tax Provision	0.2	(0.7)

Minority Interest	0.0	(0.0)

Net Income	0.3%	(0.9)%

-MORE-

U.S. XPRESS ENTERPRISES, INC.
KEY OPERATING FACTORS
	Three Months Ended
	March 31,		%
	2006	2005	Change
OPERATING RATIO (1)	98.2%	100.8%	-2.6%

OPERATING REVENUE:
Truckload, net of fuel surcharge(2)	$ 241,308	$ 215,120	12.2%
Fuel Surcharge	37,244	20,638	80.5%
Xpress Global Systems	22,433	41,029	-45.3%
Inter-company	(1,275)	(7,643)	-83.3%
Total Operating Revenue	$ 299,710	$ 269,144	11.4%

OPERATING INCOME (LOSS):
Truckload (2)	$ 4,388	$ 1,819	141.2%
Xpress Global Systems	369	(3,457)	n/a
Total Operating Income	$ 4,757	$ (1,638)	-390.4%

TRUCKLOAD STATISTICS: (2)
Revenue Per Mile (3)	$ 1.547	$ 1.484	4.2%

Revenue Per Total Mile (3)	$ 1.363	$ 1.326	2.8%

Tractors (at end of period)-
Company Owned	6,480	4,387	47.7%
Owner Operators	897	527	70.2%
Total Tractors (at end of period)	7,377	4,914	50.1%

Average Number of Tractors in Fleet During Period	5,648	4,986	13.3%

Average Revenue Miles Per Tractor Per Period(3)(4)	24,121	24,520	-1.6%

Average Revenue Per Tractor Per Period (3) (4)	$ 38,347	$ 37,325	1.9%

Total Revenue Miles(5)	153,910	142,808	7.8%

Total Miles(5)	174,744	159,853	9.3%

Average Length of Haul	623	702	-11.3%

Empty Mile Percentage	11.92%	10.66%	11.8%

March 31, 2006			December 31, 2005
BALANCE SHEET DATA:
Total Assets	$ 800,346		$ 607,384
Total Equity	231,984		232,412
Long-term Debt, including Current
Maturities and Securitization	312,487		177,155

(1) Operating ratio in this press release is based upon total operating expenses, net of fuel surcharges, as a percentage of revenue, before fuel surcharge.
(2) Data for truckload includes data for all truckload operations, including Arnold Transportation, Inc. and Total Transportation of Mississippi, Inc. for the March period.
(3) Net of fuel surcharge revenues.
(4) Excludes revenue and miles of expedited intermodal rail services.
(5) Includes miles of expedited intermodal rail services.

-End-